     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2015

                                                             FILE NO. 333-193535

                                                              FILE NO. 811-22726

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM N-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

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PRE-EFFECTIVE AMENDMENT NO.                                 / /
POST-EFFECTIVE AMENDMENT NO. 3                              /X/

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

AMENDMENT NO. 22

                       FORETHOUGHT LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT A

                           (Exact Name of Registrant)

                       FORETHOUGHT LIFE INSURANCE COMPANY

                              (Name of Depositor)

          300 NORTH MERIDIAN STREET, SUITE 1800 INDIANAPOLIS, IN 46204

                   (Address of Depositor's Principal Offices)

                                  860-325-1538

              (Depositor's Telephone Number, Including Area Code)

                               SARAH M. PATTERSON
                       FORETHOUGHT LIFE INSURANCE COMPANY
               82 HOPMEADOW STREET, SUITE 200, SIMSBURY, CT 06089

                    (Name and Address of Agent for Service)

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                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

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                                EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 (File No. 333-193535) of Forethought Life Insurance Company Separate Account A (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 3 consists only of a facing page, this explanatory note and Item 24(7)(a) of Part C of the Registration Statement on Form N-4 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 3 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 3 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

                               OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  All financial statements are included in Part B of the Registration
     Statement.
(b)  Exhibits
     (1) Resolution of the Board of Directors of Forethought Life Insurance Company ("Forethought") authorizing the establishment of the Separate Account.(1)
     (2)   Not applicable.
     (3)   (a)   Principal Underwriter Agreement(3)
     (4)   (a)   Form of Variable Annuity Contract.(1)
     (4)   (b)   Maximum Daily Value Death Benefit Rider.(1)
     (4)   (c)   Return of Premium Death Benefit Rider.(1)
     (4)   (d)   Enhanced Return of Premium Death Benefit Rider II.
     (4)   (e)   Enhanced Guaranteed Lifetime Withdrawal Benefit Rider II
                 (Single Life).(6)
     (4)   (f)   Enhanced Guaranteed Lifetime Withdrawal Benefit Rider II
                 (Joint Life/Spousal).(6)
     (4)   (g)   Fund Facilitation Fee Rider(2)
     (5)   Form of Application.(6)
     (6)   (a)   Articles of Incorporation of Forethought Life Insurance
                 Company.(1)
     (6)   (b)   Bylaws of Forethought Life Insurance Company.(1)
     (7)   Contracts of Reinsurance.
     (7)   (a)   Commonwealth Annuity and Life Reinsurance Company Limited
                 [Portions of this exhibit have been omitted pursuant to a
                 request for confidential treatment that was filed with the SEC on February 19, 2015.]
     (8)   Fund Participation Agreements.
     (8)   (a)   American Century Investment Services, Inc.(2)
     (8)   (b)   BlackRock Variable Series Funds, Inc.(2)
     (8)   (c)   Huntington Funds(2)
     (8)   (d)   Lord Abbett Series Funds, Inc.(2)
     (8)   (e)   PIMCO(2)
     (8)   (f)   Putnam Variable Trust(2)
     (8)   (g)   Northern Lights Variable Trust(2)
     (8)   (h)   American Funds(2)
     (8)   (i)   MFS Variable Insurance Trust(4)
     (8)   (j)   AIM Variable Insurance Funds (Invesco Variable Insurance
                 Funds)(4)
     (8)   (k)   Franklin Templeton Variable Insurance Products Trust(4)
     (8)   (l)   Hartford Funds Management Company(4)
     (8)   (m)   Forethought VIT Funds(5)
     (8)   (n)   Goldman Sachs Variable Insurance Trust
     (8)   (o)   HIMCO Variable Insurance Trust
     (9) Opinion and Consent of Sarah M. Patterson, Vice President and Assistant General Counsel.
     (10) Consent of Independent Registered Public Accounting Firm. [To be filed by amendment]
     (11)  No financial statements are omitted.
     (12)  Not applicable.
     (99)  Copy of Power of Attorney.

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(1) Incorporated by reference to the Initial filing to the Registration Statement, File No. 333-182946, filed on July 31, 2012.
(2) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-182946, filed on December 31, 2012.
(3) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-182946, filed on February 26, 2013.
(4) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-182946, filed on April 16, 2013.
(5) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-182946, filed on September 11, 2013.
(6) Incorporated by reference to the amended filing of the Registration Statement, File No. 333-193535, filed on January 24, 2014.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form N-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Simsbury, in the State of Connecticut, on the 18th day of March, 2015.

                                         FORETHOUGHT LIFE INSURANCE COMPANY
                                         SEPARATE ACCOUNT A


                                         By: /s/ Sarah M. Patterson
                                             ----------------------------------

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 18, 2015. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

                                 EXHIBIT INDEX

(7)(a)  Commonwealth Annuity and Life Reinsurance Company Limited